Exhibit 21.1
SUBSIDIARIES
Thryv Holdings, Inc., a Delaware corporation, had the U.S. and international subsidiaries shown below as of March 1, 2022. Thryv Holdings, Inc. is not a subsidiary of any other entity.

Name of Subsidiary	Jurisdiction
Thryv Australia Holdings Pty Ltd	Australia
Thryv Australia Pty Ltd	Australia
Sunshine Newco Pty Limited	Australia
Project Sunshine I Pty Limited	Australia
Project Sunshine II Pty Limited	Australia
Project Sunshine III Pty Limited	Australia
Project Sunshine IV Pty Limited	Australia
Life Events Media Pty Limited	Australia
Australian Local Search Pty Limited	Australia
Citysearch Australia Pty Limited	Australia
Sensis Holding Pty Limited	Australia
Vivial Mobile LLC	Colorado
Thryv, Inc.	Delaware
Thryv International Holding, LLC	Delaware
Thryv Small Business Foundation	Delaware
Vivial Media Holdings, Inc.	Delaware
Vivial Mobile LLC	Delaware
Thryv Canada Holdings, LLC	Delaware
Vivial Dominicana SRL	Dominican Republic
Thryv International Treasury Limited	Malta
Thryv Becketts Limited	Malta
Thryv Parabolica Limited	Malta
Sensis Holding Limited	United Kingdom
Sensis Holding II Limited	United Kingdom
Project Strawberry Holding Limited	United Kingdom